Exhibit 99.1

Contact:	NEWS RELEASE
Alliance Data Julie Prozeller – Analysts/Investors FTI Consulting 212-850-5721 alliancedata@fticonsulting.com Shelley Whiddon – Media 214-494-3811 shelley.whiddon@alliancedata.com	dots Eddie Woods Chief Marketing Officer 440-349-7013 ewoods@dots.com

FASHION RETAILER dots SIGNS NEW LONG-TERM AGREEMENT WITH ALLIANCE DATA TO LAUNCH PRIVATE LABEL CREDIT CARD PROGRAM

Alliance Data to Provide Private Label Credit Services to Women’s Fashion Retailer; Partnership to Focus on Cardholder Acquisition via Traditional and Mobile Channels

DALLAS – Dec. 12, 2012 – dots, the national women’s apparel and accessories retailer, and Alliance Data Systems Corporation (NYSE: ADS) today announced that they have signed a new, long-term agreement for private label credit card services. dots (www.dots.com) is known for fun and achievable fashion – casual, active, and career styles in sizes 0-24, as well as intimates, footwear, and accessories. Founded in 1987 and a portfolio company of Irving Place Capital, the Glenwillow, Ohio-based company operates more than 400 stores in 28 states, located in high-traffic regional and community shopping centers primarily in the Midwest, East, and Southeast. As part of its aggressive growth strategy, dots recently launched its e-commerce business, making dots’ fashion accessible anytime, anywhere.

“The benefits of the new dots card are multifaceted. In addition to providing a finance option and exclusive offers, it’s an opportunity for us to bond with our shoppers as they become advocates of our brand,” said Lisa Rhodes, chief executive officer of dots. “Our core customer is very loyal and loves to dress in style. The new private label credit card is a great solution to making dots’ fashion accessible to its best customers when they want it.”

Alliance Data and dots, with its strong emphasis on building brand loyalty, will collaborate to deliver a multichannel, marketing-driven private label credit card program that recognizes and rewards dots cardholders with exclusive offers throughout the year and other benefits as the program expands. The private label credit card launch is a direct response to requests from dots customers who participated in a recent survey. dots’ respondents also played a role in determining the new card’s iconic design. Additionally, Alliance Data will leverage its mobile marketing and customer acquisition capabilities to help dots drive cardholder engagement.

“We are incredibly excited to partner with this forward-thinking retailer. dots, a long-time leader in the value fashion category, has built a core base of loyal customers who continually seek out the brand for apparel and accessories at affordable prices. We also see these customers actively engaging with dots not only in-store, but also through its social networks and other online channels,” said Melisa Miller, president of Alliance Data Retail Services. “We will leverage consumer insights to deliver a private label credit program that reinforces the powerful dots brand promise and helps the company better target and engage its customers, driving sales.”

Shoppers interested in the card can apply in-store, online at dots.com, or via the dots mobile site at mobile.dots.com.  For additional information on dots, including new launches and the latest style trends, please visit www.dots.com, or follow dots on Twitter and Facebook.

Know More. Sell More.® is Alliance Data’s commitment to help its clients better understand their customers to drive sales. Leveraging deep-rooted retail expertise, card usage data, advanced analytics and market research, Alliance Data Retail Services creates turnkey, multichannel credit programs designed to increase sales, brand affinity, and customer engagement and loyalty for its clients. Alliance Data Retail Services clients include many of North America’s best-known retail brands.

About dots
A mainstay in women’s specialty retail for over 20 years, dots’ growth and success was founded on a passion for retail that stems from a belief that it doesn’t cost a lot to look great. dots is committed to understanding its target customer and making style fun and achievable to the women it serves. Today, the company has more than 400 stores within a 28-state footprint as well as ecommerce. Visit dots online at www.dots.com.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs more than 10,000 associates at approximately 70 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.
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